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                        [LETTERHEAD OF BACOU USA, INC.]

                                                                    Exhibit 4(h)


October 24, 1997


Philip B. Barr
8 Middlebrook Lane
Lincoln, RI 02865


Re: Third Amendment to Employment Agreement

Dear Phil:


Reference is made to that certain Employment Agreement between the Corporation and you dated May 8, 1995, as amended by that certain First Amendment dated June 30, 1995, and that certain Second Amendment dated December 31, 1995 (as so amended, the "Employment Agreement"). Once agreed and accepted by you in the space provided below, the Employment Agreement shall be amended by (i) increasing the amount of annual Base Salary payable pursuant to Section 5(b) thereof to $250,000 effective January 1, 1998, and (ii) effective for 1997 and future years, changing Section 5(c) of the Employment Agreement to read as follows:

     "In addition to the Base Salary, the Employee shall be entitled to receive an annual incentive compensation payment ("Incentive Compensation") in an amount calculated as follows:

     0.40% of Adjusted EBIT up to $10,000,000
     0.45% of Adjusted EBIT over $10,000,000, up to $20,000,000
     0.50% of Adjusted EBIT over $20,000,000, up to $30,000,000
     0.55% of Adjusted EBIT over $30,000,000

     "For purposes of this Agreement, Adjusted EBIT shall mean Bacou's earnings before interest and taxes, as reported in its consolidated financial statements for the calendar year for which the computation is made, increased to eliminate the effects of the following: (i) amortization expense; and (ii) any non-recurring charges (including but not limited to the non-recurring effects of purchase accounting treatment of acquisitions such as inventory step-ups and purchased research and development).

     "Incentive Compensation shall be paid by Bacou for any year by the earlier of ninety (90) days following the last day of such year or ten (10) days after the amount of such Incentive Compensation has been calculated."




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Philip B. Barr
October 24, 1997
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All other terms of the Employment Agreement shall remain unchanged and, subject to the amendment contained herein, the Employment Agreement shall remain in full force and effect.




                                  Very truly yours,



                                  /s/ W. Stepan
                                  -------------------
                                  Walter Stepan
                                  President and CEO

Agreed and Accepted:


/s/ Philip B. Barr
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Philip B. Barr